EXHIBIT 99.1
GenVec Announces Registered Offering of $17 Million in Common Stock and Warrants
GAITHERSBURG, Md.— GenVec, Inc. (Nasdaq:GNVC) announced today that it has entered into purchase agreements with certain current and new institutional and accredited investors for the sale of 11,258,279 shares of its common stock and warrants to purchase 2,251,654 shares of its common stock. The shares of common stock and warrants are being offered in units consisting of one share of common stock and a warrant to purchase 0.20 shares of common stock at a per unit price of $1.51 per share. The warrants have a term of five years and an exercise price of $2.016 per share.
The aggregate gross proceeds of the offering are expected to be approximately $17.0 million and aggregate net proceeds, after deducting the placement agents’ fee and estimated offering expenses payable by GenVec, are expected to be approximately $15.8 million. Merriman Curhan Ford & Co. acted as lead placement agent, and Boenning & Scattergood, Inc. acted as co-placement agent in connection with this transaction.
Proceeds from the offering will be used by GenVec for further development of its lead clinical program and other general corporate purposes. The offering is expected to close on or about June 11, 2008, subject to the satisfaction of customary closing conditions.
The securities described above are being offered by GenVec pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission (SEC). Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained at the SEC’s website at www.sec.gov or from Merriman Curhan Ford & Co. at 600 California Street, 9th Floor, San Francisco, CA 94108, by calling (415) 262-1394 or by emailing kpalmieri@mcfco.com. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our common stock. No offer, solicitation, or sale will be made in any jurisdiction in which such offer, solicitation, or sale is unlawful.
About GenVec
GenVec, Inc. is a biopharmaceutical company developing novel therapeutic drugs and vaccines. GenVec’s lead product candidate, TNFerade™, is currently in a pivotal clinical study (PACT) in locally advanced pancreatic cancer and is being evaluated in additional clinical trials in other tumor types. GenVec also uses its proprietary adenovector technology to develop vaccines for infectious diseases including HIV, malaria, foot-and-mouth disease, respiratory syncytial virus (RSV), HSV-2, and influenza. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.
This press release contains forward-looking statements subject to risks and uncertainties that may cause actual results to differ materially from those anticipated, including whether the offering will close as expected on June 11, 2008, if at all, any unanticipated costs and expenses related to the offering, and other risks detailed from time to time in GenVec’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2007, and other documents subsequently filed with or furnished to the Commission, which are available at www.sec.gov. These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.